EXHIBIT 99.2

[THOUSAND TRAILS, INC. LETTERHEAD]

Date:	April 30, 2003
To:	All Managers
From:	William J. Shaw, President and CEO, Thousand Trails, Inc.
Subject:	MERGER WITH AFFILIATE OF KOHLBERG & COMPANY

     Yesterday, in a move consistent with our strategic goals of increasing the long-term value of the Company and the recreation value of membership, the Board of Directors of Thousand Trails, Inc. voted in favor of merging with an affiliate of Kohlberg & Company. (“Kohlberg”), a highly respected, traditional, private equity investment firm. I’m sharing the good news with you now, although the merger is, of course, contingent on approval of our stockholders and the completion of Kohlberg’s financing arrangements, which we anticipate happening by August. After the merger, we’ll still be the same company with the same name...the same management...and in the same business of providing the best private membership outdoor recreation experience in North America.

     As a private company, we will be able to focus all of our resources on building upon past and present successes. We’ve dedicated the last eight years to increasing profitability and value by eliminating debt, maximizing operational cost-effectiveness and increasing sales. These achievements have been due in no small part to your commitment to excellence, adaptability and enthusiasm, as well as to the loyalty and support of our members. In fact, it is our success, stability, strong management, favorable business fundamentals and potential for growth, that make us attractive to an investor like Kohlberg.

     Kohlberg & Company has, since 1987, invested in over thirty industry leaders such as ourselves. Together with management, Kohlberg focuses on building long-term value by increasing the emphasis on those things we already do well—creating the best service available to our customers. It is an honor and privilege to be working with them and a pleasure to welcome them to this organization. For a smooth transition I know we can both look forward to your characteristic professionalism and team spirit over the next three months (when we anticipate the transaction to be completed) and beyond. Our company mottoes, “We are family” (Thousand Trails, Inc.) and “Building long-term value” (Kohlberg & Company) offer a positive vision for the future consistent with our ongoing commitment to traditional American values, growth and prosperity.